Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces First Quarter 2025 Financial Results

CHICAGO — (May 7, 2025) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial mortgage real estate investment trust, today announced its results for the first quarter ended March 31, 2025.

Peter Sack, Co-Chief Executive Officer, noted, “We have entered 2025 much like we did in 2024 with significant volatility in the financial services sector and within the cannabis industry. The broader sentiment in cannabis is more muted than most participants had expected as regulatory action has once again been delayed and the public market reaction to tariff uncertainty has had an impact on equity values. We see opportunity in this disruption as we believe operators will be more likely to seek additional debt financing in an environment where fewer capital providers can remain active. Chicago Atlantic will continue to execute on what we do best as direct lenders – remain incredibly disciplined on deploying capital to consumer and product-focused cannabis operators in limited-license states, with strong management teams, low leverage profiles, and fundamentally sound growth initiatives. We are confident our measured approach to the current environment, our under-levered balance sheet, and strong loan portfolio will enable us to maximize long-term returns for our shareholders.”

Portfolio Performance

●	As of March 31, 2025, total loan principal outstanding of $407.0 million, across 30 portfolio companies, with $19.8 million of unfunded commitments.

●	Portfolio weighted average yield to maturity was approximately 16.9% as of March 31, 2025 compared with 17.2% as of December 31, 2024.

●	The aggregate loan portfolio, including loans held for investment and loans held at fair value, which bear a variable interest rate was 58.5% as of March 31, 2025, compared with 62.1% as of December 31, 2024. The remaining 41.5% of loans in the portfolio bear fixed interest rates as of March 31, 2025.

Capital Activity and Dividends

●	As of March 31, 2025, the Company had $88.0 million of total leverage, comprised of $38.0 million drawn on the Revolving Loan and $50.0 million of Unsecured notes due 2028, resulting in a consolidated leverage ratio (debt to book equity) of approximately 28%.

●	During the quarter, Chicago Atlantic issued 64,557 shares through its ATM program at a weighted average net selling price of $15.69, raising net proceeds of approximately $1.0 million.

●	As of May 7, 2025, the Company has $67.2 million available on its secured revolving credit facility, and total liquidity, net of estimated liabilities, of approximately $65 million.

●	On April 15, 2025, Chicago Atlantic paid a regular quarterly cash dividend of $0.47 per share of common stock for the first quarter of 2025 to common stockholders of record on March 31, 2025.

First Quarter 2025 Financial Results

●	Net interest income of approximately $13.0 million as of March 31, 2025, compared to $14.1 million as of December 31, 2024. During the quarter, we recognized approximately $0.4 million in prepayment and other fee income.

●	Total expenses of approximately $4.1 million before provision for current expected credit losses, representing a sequential decrease of approximately 28.3%.

●	Net Income of approximately $10.0 million, or $0.47 per weighted average diluted common share, representing a sequential increase of 20.5% on a per share basis.

●	The total reserve for current expected credit losses decreased sequentially by $1.1 million to $3.3 million and amounts to approximately 0.8% of the aggregate portfolio principal balance of loans held for investment of $401.5 million as of March 31, 2025.

●	Distributable Earnings of approximately $9.7 million, or $0.47 and $0.46 per basic and diluted weighted average common share, respectively.

●	On a fully diluted basis, there were 21,300,277 common shares outstanding as of March 31, 2025.

●	Book value per common share increased from $14.83 as of December 31, 2024 to $14.87 as of March 31, 2025.

2025 Outlook

Chicago Atlantic affirmed its outlook previously issued on March 12, 2025.

Conference Call and Quarterly Earnings Supplemental Details

Chicago Atlantic will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (833) 630-1956 (international callers: 412-317-1837). The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at www.refi.reit. The online replay will be available approximately one hour after the end of the call and archived for one year.

Chicago Atlantic posted its First Quarter 2025 Earnings Supplemental on the Investor Relations page of its website. Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading commercial mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. REFI is part of the Chicago Atlantic platform, which has offices in Chicago, Miami, New York, and London and has closed over $2.7 billion in credit and equity investments to date.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward- looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan

SCR Partners

IR@REFI.reit

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Loans held for investment	$360,987,934	$364,238,847
Loans held for investment - related party (Note 8)	38,467,545	38,238,199
Loans held for investment, at carrying value	399,455,479	402,477,046
Current expected credit loss reserve	(3,274,058)	(4,346,869)
Loans held for investment at carrying value, net	396,181,421	398,130,177
Loans, at fair value - related party (amortized cost of $5,500,000 and $5,500,000, respectively)	5,335,000	5,335,000
Cash and cash equivalents	9,879,177	26,400,448
Other receivables and assets, net	525,277	459,187
Interest receivable	1,515,898	1,453,823
Related party receivables	1,228,559	3,370,339
Total Assets	$414,665,332	$435,148,974

Liabilities
Revolving loan	$38,000,000	55,000,000
Notes payable, net	49,155,713	49,096,250
Dividend payable	9,820,079	13,605,153
Related party payables	1,586,509	2,043,403
Management and incentive fees payable	1,735,533	2,863,158
Accounts payable and other liabilities	2,539,925	2,285,035
Interest reserve	547,526	1,297,878
Payable for investment purchased	500,000	-
Total Liabilities	103,885,285	126,190,877
Commitments and contingencies (Note 9)

Stockholders’ equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized and 20,893,785 and 20,829,228 shares issued and outstanding, respectively	208,938	208,292
Additional paid-in-capital	320,486,840	318,886,768
Accumulated deficit	(9,915,731)	(10,136,963)
Total stockholders’ equity	310,780,047	308,958,097

Total liabilities and stockholders’ equity	$414,665,332	$435,148,974

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three months ended March 31, 2025	Three months ended December 31, 2024	Three months ended March 31, 2024
Revenues
Interest income	$15,107,315	$15,479,250	$15,343,667
Interest expense	(2,065,382)	(1,410,874)	(2,104,050)
Net interest income	13,041,933	14,068,376	13,239,617

Expenses
Management and incentive fees, net	1,735,533	2,863,158	1,754,741
General and administrative expense	1,196,106	1,490,103	1,390,267
Professional fees	492,946	483,408	449,858
Stock based compensation	649,312	845,524	531,293
(Benefit) provision for current expected credit losses	(1,073,276)	301,491	380,279
Total expenses	3,000,621	5,983,684	4,506,438
Change in unrealized gain on investments	-	(165,000)	(75,604)
Realized gain on debt securities, at fair value	-	-	72,428
Net Income before income taxes	10,041,312	7,919,692	8,730,003
Income tax expense	-	-	-
Net Income	$10,041,312	$7,919,692	$8,730,003

Earnings per common share:
Basic earnings per common share	$0.48	$0.40	$0.48
Diluted earnings per common share	$0.47	$0.39	$0.47

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding	20,858,466	19,830,596	18,273,919
Diluted weighted average shares of common stock outstanding	21,264,891	20,256,628	18,640,492

Distributable Earnings

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings to evaluate our performance. Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We believe providing Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

In our Annual Report on Form 10-K, we defined Distributable Earnings so that, in addition to the exclusions noted above, the term also excluded from net income Incentive Compensation paid to our Manager. We believe that revising the term Distributable Earnings so that it is presented net of Incentive Compensation, while not a direct measure of net taxable income, over time, can be considered a more useful indicator of our ability to pay dividends. This adjustment to the calculation of Distributable Earnings has no impact on period-to-period comparisons. Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings may not be comparable to similar measures presented by other REITs.

	For the three months ended
	March 31, 2025	December 31, 2024	March 31, 2024
Net Income	$10,041,312	$7,919,692	$8,730,003
Adjustments to net income
Stock based compensation	649,312	845,524	531,293
Amortization of debt issuance costs	110,309	(17,273)	90,915
(Benefit) provision for current expected credit losses	(1,073,276)	301,491	380,279
Change in unrealized gain on investments	-	165,000	75,604
Distributable Earnings	$9,727,657	$9,214,434	$9,808,094
Basic weighted average shares of common stock outstanding (in shares)	20,858,466	19,830,596	18,273,919
Basic Distributable Earnings per Weighted Average Share	$0.47	$0.47	$0.54
Diluted weighted average shares of common stock outstanding (in shares)	21,264,891	20,256,628	18,640,492
Diluted Distributable Earnings per Weighted Average Share	$0.46	$0.46	$0.53

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